Filed pursuant to Rule 433
Registration No. 333-132574-01
Free Writing Prospectus Dated May 15, 2006

PPL ENERGY SUPPLY, LLC
$300,000,000
6.20% SENIOR NOTES DUE 2016
FINAL TERMS AND CONDITIONS

Issuer:	PPL Energy Supply, LLC
Securities Offered:	6.20% Senior Notes due 2016
Principal Amount:	$300,000,000
Rank:	Senior unsecured
Issue Price to Investors:	$299,583,000 plus accrued interest, if any, from Settlement Date
Purchase Price to Investors:	99.861% plus accrued interest, if any, from Settlement Date
Trade Date:	May 15, 2006
Settlement Date:	May 18, 2006
Maturity Date:	May 15, 2016
Redemption/Repayment Provisions (if any):	The Notes may be redeemed at the Company’s option, in whole at any time or in part from time to time, at the redemption prices set forth in the Prospectus Supplement. The Notes are not entitled to the benefit of any sinking fund and will not be repayable at the option of a Holder prior to the Stated Maturity Date.
Annual Interest Rate:	6.200%
Yield to Maturity:	6.219%
Spread to Benchmark Treasury:	+108
Benchmark Treasury:	5.125%
Benchmark Treasury Yield:	5.139%
Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006
Expected Ratings (Moody’s/S&P/Fitch):	Baa2 / BBB / BBB+
CUSIP Number:	69352J AH 0
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated
Co-Managers:	Bayerische Hypo-Und Vereinsbank AG LaSalle Financial Services, Inc. Wedbush Morgan Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it to Barclays Capital Inc. by calling toll free 1-888-227-2275 (ext. 2663), to Citigroup Global Markets Inc. by calling toll free 1-877-858-5407, or to Morgan Stanley & Co. Incorporated by calling toll-free 1-866-718-1649.